The Finnish Financial Supervisory Authority approves a supplement to the prospectus prepared in respect of the merger of Tieto Corporation and EVRY ASA

NOT FOR PUBLICATION, DISTRIBUTION OR RELEASE, DIRECTLY OR INDIRECTLY, IN OR INTO AUSTRALIA, CANADA, JAPAN OR ANY JURISDICTION WHERE TO DO SO MIGHT CONSTITUTE A VIOLATION OF THE LOCAL SECURITIES LAWS OR REGULATIONS OF SUCH JURISDICTION.

Tieto Corporation	STOCK EXCHANGE RELEASE	5 November 2019, 5.30 p.m. EET

The Finnish Financial Supervisory Authority has today on 5 November 2019 approved a supplement (the "Supplement") to the English language merger and listing prospectus (the “Merger Prospectus”), in respect of the cross-border merger of EVRY ASA ("EVRY") into Tieto Corporation ("Tieto"). The Supplement also concerns information presented in the Finnish language translation of the summary of the Merger Prospectus.

The Supplement has been prepared due to the announcement of Tieto’s and EVRY’s unaudited interim reports for the nine-month period ended 30 September 2019 on 24 October 2019 and 31 October 2019, respectively.

In addition, the Merger Prospectus is also supplemented in respect of certain other developments in relation to the merger of Tieto and EVRY which have been announced by the companies after the approval of the Merger Prospectus on 8 August 2019. These include the announcement of resolutions of the companies’ Extraordinary General Meetings, a governance agreement between Lyngen Holdco S.A.R.L, Cevian Capital Partners Limited and Solidium Oy relating to Tieto, the planned Group Leadership and structure for the combined TietoEVRY, employee representatives to the Board of Directors of TietoEVRY and the reception of all required regulatory approvals for completing the Merger, including competition clearances.

A certificate of approval of the Supplement, with a copy of the Supplement will be notified to the competent authority of Norway in accordance with Regulation (EU) 2017/1129 (the “Prospectus Regulation”). In addition, a certificate of approval of the Supplement, with a copy of the Supplement as well as a Swedish language translation of the summary of the Merger Prospectus, as amended through the Supplement, will be notified to the competent authority of Sweden in accordance with the Prospectus Regulation.

The Supplement, together with the previously published Merger Prospectus, will be available as of 6 November 2019 on Tieto’s website at www.tieto.com/tietoevry and on EVRY’s website at www.evry.com, as well as in printed form at the offices of Tieto at Keilalahdentie 2-4, FI- 02150 Espoo, Finland, at the offices of EVRY at Snarøyveien 30A, 1360 Fornebu, Bærum, Norway and at the reception of Nasdaq Helsinki at Fabianinkatu 14, FI-00100 Helsinki, Finland.

For further information, please contact:

Esa Hyttinen, Deputy General Counsel, tel. +358 40 766 6196, firstname.lastname (at) tieto.com

DISTRIBUTION

NASDAQ Helsinki

Principal Media

Tieto aims to capture the significant opportunities of the data-driven world and turn them into lifelong value for people, business and society. We aim to be customers’ first choice for business renewal by combining our software and services capabilities with a strong drive for co-innovation and ecosystems. Headquartered in Finland, Tieto has around 15 000 experts in close to 20 countries. Tieto’s turnover is approximately EUR 1.6 billion and shares listed on NASDAQ in Helsinki and Stockholm. www.tieto.com

IMPORTANT INFORMATION

This announcement is not an offer to sell or a solicitation of any offer to buy any securities issued by Tieto Corporation (“Tieto” or the “Company”) or EVRY ASA (“EVRY”) in any jurisdiction where such offer or sale would be unlawful.

In any EEA Member State, other than Finland or Norway, where Regulation (EU) 2017/1129 (the “Prospectus Regulation”) is applicable, this communication is only addressed to and is only directed at “qualified investors” in that Member State within the meaning of the Prospectus Regulation.

In the United Kingdom, this document and any other materials in relation to the securities described herein is only being distributed to, and is only directed at, and any investment or investment activity to which this document relates is available only to, and will be engaged in only with,”qualified investors” within the meaning of Article 2(e) of the Prospectus Regulation who are (i) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order; or (iii)other persons to whom it may otherwise be lawfully communicated (all such persons together being referred to as “relevant persons”). In the United Kingdom, persons who are not relevant persons should not take any action on the basis of this document and should not act or rely on it.

This document is not a prospectus for the purposes of the Prospectus Regulation. A prospectus prepared pursuant to the Prospectus Regulation can be obtained from www.tieto.com/tietoevry. Investors should not subscribe for any securities referred to in this document except on the basis of information contained in the prospectus.

No part of this release, nor the fact of its distribution, should form the basis of, or be relied on in connection with, any contract or commitment or investment decision whatsoever. The information contained in this release has not been independently verified. No representation, warranty or undertaking, expressed or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of the information or the opinions contained herein. Neither Tieto nor EVRY, nor any of their respective affiliates, advisors or representatives or any other person, shall have any liability whatsoever (in negligence or otherwise) for any loss however arising from any use of this release or its contents or otherwise arising in connection with the release. Each person must rely on their own examination and analysis of Tieto, EVRY, their respective subsidiaries, their respective securities and the merger, including the merits and risks involved.

This release includes “forward-looking statements.” These statements may not be based on historical facts, but are statements about future expectations. When used in this release, the words “aims,” “anticipates,” “assumes,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “should,” “will,” “would” and similar expressions as they relate to Tieto, EVRY, the merger or the combination of the business operations of Tieto and EVRY identify certain of these forward-looking statements. Other forward-looking statements can be identified in the context in which the statements are made. Forward-looking statements are set forth in a number of places in this release, including wherever this release include information on the future results, plans and expectations with regard to the combined company’s business, including its strategic plans and plans on growth and profitability, and the general economic conditions. These forward-looking statements are based on present plans, estimates, projections and expectations and are not guarantees of future performance. They are based on certain expectations, which, even though they seem to be reasonable at present, may turn out to be incorrect. Such forward-looking statements are based on assumptions and are subject to various risks and uncertainties. Shareholders should not rely on these forward-looking statements. Numerous factors may cause the actual results of operations or financial condition of the combined company to differ materially from those expressed or implied in the forward-looking statements. Neither Tieto nor EVRY, nor any of their respective affiliates, advisors or representatives or any other person undertakes any obligation to review or confirm or to release publicly any revisions to any forward-looking statements to reflect events that occur or circumstances that arise after the date of this release.

NOTICE TO EVRY SHAREHOLDERS IN THE UNITED STATES

Any securities referred to herein have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold within the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. There is no intention to register any securities referred to herein in the United States. Any securities referred to herein are being offered or sold in the United States pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder.

This document is made for the securities of a foreign company. The document is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws of the United States, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under any transaction referred to herein, such as in open market or privately negotiated purchases.